UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2023

RADIANT LOGISTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Triton Towers Two 700 S. Renton Village Place Seventh Floor
Renton, Washington		98057
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 425 462-1094

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	RLGT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Radiant Logistics, Inc. (“the Company”) announced the departure of an officer.

On December 22, 2023, the Company announced the departure of John W. Sobba, its Senior Vice President and General Counsel. In connection with his separation from service, the Company and Mr. Sobba executed a Separation Agreement and General Release providing for a severance payment and benefits to Mr. Sobba consistent with the terms and conditions of Mr. Sobba’s executive employment agreement with the Company, dated as of April 27, 2018, which are salary continuation at base salary level prior to such termination, plus a continuation of the medical benefits and car allowance benefits, for a period of six months. In addition, the Separation Agreement and General Release provides for the vesting of Restricted Stock Unit grants on a pro rata basis for all awards granted to Mr. Sobba more than twelve months prior to his separation date. The description of the Separation Agreement and General Release is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

The Company announced the appointment of an officer.

On December 22, 2023, the Company appointed Jaime Becker, to serve as its Senior Vice-President and General Counsel. Ms. Becker, age 43, brings with her over a decade of experience in supporting both publicly and privately held domestic and international companies in the technology, logistics, construction, and oil and gas industries. Ms. Becker was a part of the legal team at Amazon, followed most recently by her role at Convoy. Ms. Becker holds a Bachelor of Arts degree from Pepperdine University and a Juris Doctorate from Pepperdine University School of Law.

We entered into an employment agreement with Ms. Becker (“Employment Agreement”) setting forth the terms and conditions of her employment. Pursuant to the Employment Agreement, the Company will pay her an annual base salary of $250,000, subject to annual evaluation and adjustment. Incentive compensation will be awarded to Ms. Becker under the Company’s general management compensation plans, based upon the achievement of corporate and individual objectives at the discretion of our audit and executive oversight committee.

In addition to customary employment benefits that are broadly provided to our employees, such as participation in our stock option plans and life insurance, hospitalization, major medical and other health benefits, Ms. Becker is entitled to six months of severance in the form of salary continuation payments in the event her employment is terminated as a result of her death or disability, or by the Company other than for cause; or twelve months of severance if within nine months following a “Change of Control”, she voluntary terminates her employment for “Good Reason” or her employment is terminated by the Company other than for cause. For the purposes of the Employment Agreement, a “Change of Control” shall be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of our assets to another entity, except to an entity controlled directly or indirectly by us, or a merger, consolidation or other reorganization in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws. Additionally, “Good Reason” shall be deemed to occur upon either (i) a breach of the Employment Agreement by us, or (ii) a reduction in salary without Ms. Becker’s consent, unless any such reduction is otherwise part of an overall reduction in executive compensation experienced on a pro rata basis by other similarly situated employees.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Separation Agreement and General Release between the Company and John Sobba dated December 22, 2023

10.2	Employment Agreement between the Company and Jaime Becker dated November 13, 2023

104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date:	December 22, 2023	By:	/s/ Todd Macomber
Todd Macomber Chief Financial Officer